UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2012

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

 Item 1.01.    Entry into a Material Definitive Agreement

As of August 27, 2012, Pegasystems Inc. (the "Company") and Lawrence Weber entered into a Director Indemnification Agreement (the "Director Indemnification Agreement"), pursuant to which the Company has agreed to indemnify Mr. Weber against certain liabilities that may arise by reason of his status or service as a director of the Company, and to advance him the expenses incurred as a result of a proceeding as to which he may be indemnified. The Director Indemnification Agreement is intended to provide rights of indemnification to the fullest extent permitted under the Massachusetts Business Corporation Act and is in addition to any other rights Mr. Weber may have under the Company's Articles of Organization, its By-laws and applicable law. The Director Indemnification Agreement also requires the Company to maintain directors' and officers' liability insurance with respect to Mr. Weber for so long as he continues to serve as a director of the Company and for six years thereafter.

The foregoing summary description of the Director Indemnification Agreement is qualified in its entirety by reference to Exhibit 99.1 filed with this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain

Officers; Compensatory Arrangements of Certain Officers.

(d) Effective August 27, 2012, the Company's Board of Directors (the "Board") appointed Lawrence Weber as a member of the Board. Mr. Weber's term will expire at the next annual meeting of the Company's stockholders at which time it is expected that he will be nominated for election.

Mr. Weber is an entrepreneur and well-known global expert in the areas of public relations and marketing. Over his thirty year career, Mr. Weber has counseled many of the world's leading brands on marketing and business strategy.

Mr. Weber, 57, has served as the Chairman of the Board of W2 Group, Inc., a marketing services ecosystem organized to help chief marketing officers in their role as builders of communities and content aggregators, since he founded the company in September 2004. He is also a Co-Founder and Chairman of the Board of the Massachusetts Innovation & Technology Exchange (MITX), the largest interactive advocacy organization in the world, and serves on a number of other boards of corporations, non-profit groups, and academic institutions. Mr. Weber also served as a member of the Board of Directors of Vertro, Inc., an online advertising and search company, from June 2005 to March 2012 and as its Chairman from April 2006 to March 2012.

Mr. Weber will receive an initial award of restricted stock units in consideration of his appointment to the Board, valued at $75,000 based on the fair market value of the Company's Common Stock on the grant date of August 27, 2012, which will vest in three equal annual installments. In accordance with the Company's existing director compensation program, Mr. Weber will receive an annual cash retainer of $55,000 and an annual grant of unrestricted Common Stock valued at $70,000, both payable at each annual meeting of stockholders. Mr. Weber will receive a prorated portion of these amounts for the period from the date of his initial appointment to the Board to the next annual meeting of stockholders of the Company. If Mr. Weber is appointed to serve on a Board committee, he will receive an additional cash retainer applicable to members of such committee in accordance with the terms of the Company's director compensation program.

Item 9.01. Exhibits

99.1 Director Indemnification Agreement dated as of August 27, 2012 by and between Pegasystems Inc. and Lawrence Weber

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: August 31, 2012	By:	/s/ Joseph Farmer
Joseph Farmer
General Counsel and Secretary

Exhibit Index

Exhibit No. Description

EX 99.1 Director Indemnification Agreement dated as of August 27, 2012 by and between Pegasystems Inc. and Lawrence Weber